Registration No. 333-238604
As filed with the United States Securities and Exchange Commission on May 2, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-238604
UNDER THE SECURITIES ACT OF 1933
__________________________________
MGIC Investment Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	39-1486475
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

250 E. Kilbourn Avenue
Milwaukee, Wisconsin 53202
(Address, including zip code, of registrant’s principal executive offices)

MGIC Investment Corporation 2020 Omnibus Incentive Plan
MGIC Investment Corporation 2025 Omnibus Incentive Plan
(Full title of the plan)

Paula C. Maggio
Executive Vice President, General Counsel and Secretary
MGIC Investment Corporation
250 East Kilbourn Avenue
Milwaukee, Wisconsin 53202
(414) 347-2437
(Name, address and telephone number, including area code, of agent for service)
__________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

1

Large accelerated filer	X	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

MGIC Investment Corporation, a Wisconsin corporation (the “Registrant”), previously filed a Registration Statement on Form S-8 (File No. 333-238604) with the Securities and Exchange Commission (the “Commission”) on May 22, 2020 (the “Prior Registration Statement”) with respect to 11,000,000 shares of the Registrant’s common stock, par value $1.00 per share (the “Common Stock”), issuable under the Registrant’s 2020 Omnibus Incentive Plan (the “2020 Plan”).
On April 24, 2025 (the “Approval Date”), the Registrant’s shareholders approved the Registrant’s 2025 Omnibus Incentive Plan (the “2025 Plan”) and, following such approval, no further awards were authorized for grant under the 2020 Plan. Pursuant to the terms of the 2025 Plan, the maximum number of shares of Common Stock that may be covered by awards under the 2025 Plan is 10,971,878 shares, less one share for every one share subject to an award granted under the 2020 Plan after March 1, 2025 and prior to the effective date of the 2025 Plan (the “Maximum Limit”). The 10,971,878 shares comprised 2,531,878 shares that remained available for future awards under the 2020 Plan as of March 1, 2025 (the “Carryforward Shares”), plus 8,440,000 newly authorized shares.
In addition, after March 1, 2025, if any shares of Common Stock subject to awards granted under the 2020 Plan would again become available for new grants under the terms of the 2020 Plan if the 2020 Plan were still in effect (taking into account the 2020 Plan’s provisions concerning termination or expiration, if any), then those shares, up to a maximum of the 2,507,814 shares that were subject to outstanding awards under the 2020 Plan as of Approval Date (the “Recycled Shares”) will be available for the purpose of granting awards under the 2025 Plan, thereby increasing the number of shares available for issuance under the Maximum Limit, subject to exceptions specified in the 2025 Plan.
The Registrant is filing this Post-Effective Amendment No. 1 to the Prior Registration Statement (the “Post-Effective Amendment”) to amend the Prior Registration Statement to cover the offering of the Carryforward Shares and the Recycled Shares under the 2025 Plan (as such shares would no longer be issuable under the 2020 Plan). The Registrant incorporates the contents of the Prior Registration Statement herein by reference, and this Post-Effective Amendment amends and supplements the items of the Prior Registration Statement set forth below. No additional shares of Common Stock are being registered hereby.
The Registrant is contemporaneously filing a separate Registration Statement on Form S-8 with the Commission to register the offering of 8,440,000 shares of Common Stock that were newly authorized for issuance under the 2025 Plan by the Registrant’s shareholders on the Approval Date.
PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents constituting Part I of this Registration Statement will be sent or given to participants in the 2025 Plan as provided by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:
1.    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 26, 2025.
2.    The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the Commission on April 30, 2025.
3.     The Registrant’s Current Reports on Form 8-K filed with the Commission on February 11, 2025 and April 25, 2025.
4.     The description of the Registrant’s Common Stock contained in Item 1 of the Registrant’s Registration Statement on Form 8-A, dated July 25, 1991, filed with the Commission pursuant to Section 12 of the Exchange Act, as updated by the Description of the Registrant’s Securities filed as Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and any amendments or reports filed for the purpose of updating such description.
5.     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.
A statement contained in any incorporated document shall be modified or superseded for the purposes of this Registration Statement if it is modified or superseded by a document which is also incorporated in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable

Item 6.    Indemnification of Directors and Officers.
    Pursuant to the Wisconsin Business Corporation Law and the Registrant’s Amended and Restated Bylaws, each director or officer of the Registrant is entitled to mandatory indemnification from the Registrant against certain liabilities and expenses (1) to the extent such officer or director is successful in the defense of a proceeding and (2) in proceedings in which the director or officer is not successful in defense thereof unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. A director or officer is also entitled to indemnification and advancement of expenses incurred while acting as a witness in a proceeding because he or she is a director or officer of the Registrant (until the director is a party, or is threatened to be made a party, to the proceeding). The Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification, allowance of expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.
    Expenses for the defense of any action for which indemnification may be available may be advanced by the Registrant under certain circumstances.
    The indemnification provided by the Wisconsin Business Corporation Law and the Registrant’s Amended and Restated Bylaws is not exclusive of any other rights to which a director or officer may be entitled. The Registrant also maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law which may extend to, among other things, liability arising under the Securities Act of 1933.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.     Exhibits.
The following exhibits, as required by Item 601 of Regulation S-K, are attached or incorporated by reference, as indicated below.

Exhibit Number	Exhibit Description

(4.1)	Articles of Incorporation, as amended [Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on August 8, 2013]

(4.2)	Amended and Restated Bylaws, as amended [Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on January 27, 2023]

(4.3)	MGIC Investment Corporation 2025 Omnibus Incentive Plan. [Incorporated by reference to Appendix C to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on March 21, 2025]

(4.4)	MGIC Investment Corporation 2020 Omnibus Incentive Plan. [Incorporated by reference to Appendix C to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on March 20, 2020]

(5)*	Opinion of Foley & Lardner LLP.

(23.1)*	Consent of PricewaterhouseCoopers LLP.

(23.2)*	Consent of Foley & Lardner LLP (contained in Exhibit (5)).

(24)	Powers of Attorney (included on the signature page to this Registration Statement).

*Filed herewith

Item 9.     Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, May 2, 2025.
MGIC INVESTMENT CORPORATION
    By:     s/Nathaniel H. Colson
    Nathaniel H. Colson
    Executive Vice President, Chief Financial Officer
Each person whose individual signature appears below hereby authorizes and appoints Timothy J. Mattke, Nathaniel H. Colson and Paula C. Maggio, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead to execute in the name and on behalf of each person, individually and in each capacity stated below, any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated below on May 2, 2025.

Signature	Title

s/Timothy J. Mattke	Chief Executive Officer and Director
Timothy J. Mattke	(Principal Executive Officer)

s/Nathaniel H. Colson	Executive Vice President, Chief Financial Officer
Nathaniel H. Colson	(Principal Financial Officer)

s/Julie K. Sperber Julie K. Sperber	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

s/Analisa M. Allen	Director
Analisa M. Allen
S-1

s/C. Edward Chaplin	Director
C. Edward Chaplin

s/Curt S. Culver	Director
Curt S. Culver

s/Jay C. Hartzell	Director
Jay C. Hartzell

s/Jodeen A. Kozlak	Director
Jodeen A. Kozlak

s/Teresita M. Lowman	Director
Teresita M. Lowman

s/Sheryl L. Sculley	Director
Sheryl L. Sculley

s/Michael L. Thompson	Director
Michael L. Thompson

s/Mark M. Zandi	Director
Mark M. Zandi
S-2